SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 6, 2007
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On February 6, 2006, Canyon Resources Corporation (the “Company”) announced the results of its open pit and underground feasibility studies to re-start mining operations at its Briggs Mine located in Inyo County, California. The Briggs Mine is a permitted mining facility with ongoing residual gold production from its existing leach pad and has produced over 555,000 ounces of gold since 1996. The feasibility studies were designed to develop an accelerated approach to putting the mine back into operation. This plan utilizes the current robust gold markets by initially starting as a small scale low-grade open pit operation with concurrent development of a small scale underground mining operation. This re-start plan is contingent on the closing of appropriate financing.
The combined underground and open pit operation, based on the feasibility studies, would produce gold at a rate of 30,000 ounces in year one of operation, 45,000 ounces in year two, 33,000 ounces in year three and 4,500 ounces in year four. Project cash operating cost, including offsite refining, through the projected mine life is estimated to be $430 per ounce of gold produced. Total capital cost is $8.25 million to initiate open pit gold production spent over a five month period. In addition, $4.6 million will be required in the next year to develop and initiate underground mining. The total project develops an IRR of 15% and a net return of $4.7 million at a gold price of $600 per ounce. A ten dollar change in gold price will impact net return by $1.1 million. Reserves developed from these studies are shown in the following table:

Proven & Probable Reserves	Tons	Gold Grade (opt)	Gold Ounces
Open-Pit	4,160,000	0.026	108,500
Underground	183,000	0.118	21,500
Total Proven & Probable	4,343,000	0.030	130,000
An additional 100,500 tons of in-situ mineralized material at an average grade of 0.116 ounces per ton is contained in the underground mine designs and has been included in the production schedule. In-fill drilling has been completed on this material; however, the results were not available to meet the deadline for this study. A gold cutoff grade of 0.08 ounces per ton was used for underground stope designs and a cutoff grade of 0.013 ounces per ton was utilized for open pit estimation and underground development material which must be mined regardless of grade. A $500 gold price was utilized for mine design purposes.
These reserves are contained within an estimate of in-situ mineralized material at the Briggs Mine of 23.6 million tons at a grade of 0.023 ounces of gold per ton utilizing a cut-off-grade of 0.010 ounces per ton.

SIGNATURES
Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: February 7, 2007	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

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